Generac Reports Fourth Quarter and Full-Year 2010 Results
Top-line growth and strong cash flow generation allow company to deliver significant debt pre-payment in fourth quarter

WAUKESHA, WISCONSIN, (February 18, 2011) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of backup power generation products, today reported financial results for its fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Highlights

•	Net sales increased year-over-year by 4.6% to $161.0 million as compared to $154.0 million in the fourth quarter of 2009.
•	Cash flow remained strong as net cash provided by operating activities increased 6.4% to $31.4 million as compared to $29.5 million for the fourth quarter 2009.
•
Net income increased year-over-year by 55.8% to $18.6 million as compared to $11.9 million for the fourth quarter of 2009; Adjusted net income increased 27.2% to $33.0 million from $25.9 million in the fourth quarter of 2009.

•	Diluted net income per common share was $0.28 per share; Adjusted diluted net income per common share was $0.49 per share.
•	Debt pre-payment of $74.2 million during the fourth quarter 2010.

Full-Year 2010 Highlights

•	Net sales increased year-over-year by 0.8% to $592.9 million as compared to $588.2 million in fiscal 2009.
•	Net cash provided by operating activities totaled $114.5 million for the full year 2010 compared to $74.6 million in the prior year, a 53.4% increase.
•
Net income increased year-over-year by 32.2% to $56.9 million as compared to $43.1 million for the year ending 2009; Adjusted net income increased 38.6% to $115.9 million from $83.6 million for the year ending 2009.

•	Total debt reduction of $434.3 million for the full year 2010, representing a 39.8% reduction from December 31, 2009.

“I am very proud of our accomplishments in 2010 which enabled us to deliver net sales growth for the third consecutive year, generate strong cash flows, and position the Company for growth moving forward,” said Aaron Jagdfeld, President and Chief Executive Officer of Generac. “Despite certain headwinds, sales of our residential generators proved resilient throughout the year and we built a strong foundation for the future through the introduction of new products and the addition of new distribution outlets. Sales of our commercial and industrial products rebounded nicely this year and delivered solid double-digit year-over-year growth in the second half of 2010. Throughout the year, we continued to invest in our business by making strong commitments to research and development and through the addition of several key hires in our sales, marketing and service functions. These investments will allow us to maintain our position as the innovation leader in the standby generator market and support our strategic growth initiatives. Our attractive cash flows and stronger balance sheet will provide us the flexibility to drive our business in 2011 and beyond.”

Residential product sales of $99.9 million for the fourth quarter of 2010 were down 1.7% on a year-over-year basis due to certain retail customers approaching their inventory levels more conservatively compared to the fourth quarter of 2009. This trend was partially offset by an increase in seasonal stocking by certain other distribution partners. For the full fiscal year 2010, residential product sales of $372.8 million increased 0.6% from $370.7 million in the prior year, driven by the continued expansion of the Company’s residential products distribution network, successful new product launches, and a continued increase in the awareness of the product category, all of which were offset by continued weakness in U.S. residential investment.

Commercial and industrial product sales for the fourth quarter of 2010 increased 16.9% to $52.4 million from $44.8 million for the comparable period in 2009, driven by our expanded distribution network for these products and renewed growth in several key end markets, with health care, telecom, and data center applications showing the greatest improvement. For the full year 2010, commercial and industrial product sales were down 2.0%, but displayed strong momentum in the second half as end markets began to recover.

Fourth quarter 2010 gross profit margin decreased to 39.6% from 41.3% in the same period last year, which was primarily attributable to increased commodity and material costs. Gross margin for the full year was 40.0%, which was consistent with 2009 gross margin.

Operating expenses for the fourth quarter of 2010 were $37.6 million compared to $34.3 million in the same period last year. For the full year 2010, operating expenses were $147.1 million compared to $137.3 million in 2009. Of this increase, $6.4 million was related to non-cash stock compensation expense to account for the time based vesting of equity awards issued in conjunction with our initial public offering. The remaining quarterly and full year operating expense increases were primarily driven by incremental engineering and product development investments and increased administrative costs associated with operating as a public company.

Adjusted EBITDA of $42.7 million in the fourth quarter 2010 decreased from $44.1 million in the same period last year. For the full year 2010, Adjusted EBITDA decreased to $156.2 million, compared to $159.1 million in 2009, as modest sales growth and consistent gross margins were more than offset by increased investment in the business. Adjusted EBITDA margins remained strong in fiscal 2010 at 26.4%.

Interest expense decreased in the fourth quarter of 2010 to $6.6 million, compared to $17.2 million in the same period last year, contributing to our strong net income growth. For the full year 2010, interest expense was $27.4 million compared to $70.9 million in 2009, due to debt repayments, lower LIBOR rates, and the termination of certain interest rate swap agreements.

Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $26.1 million in the fourth quarter of 2010, a 6.5% decrease over the same period last year as we increased working capital and capital expenditure investment during the current year quarter. For the full year 2010, free cash flow increased by 49.6% to $104.9 million compared to $70.1 million in 2009. In the fourth quarter of 2010, the Company used $74.2 million of its cash flow to make a voluntary debt pre-payment on its first lien credit facility. Following this debt pre-payment, at December 31, 2010, the Company had $657.2 million of debt outstanding with $78.6 million of cash on hand.

OUTLOOK

Mr. Jagdfeld concluded, “Our long-term growth strategy, which we refer to as “Powering Ahead”, includes four key objectives of growing the residential standby generator market, gaining industrial market share, expanding our product offering to diversify our end markets, and expanding into new geographies. We have identified and started to implement initiatives to support each of these strategic objectives, and over the next several years, we believe we will make substantial progress towards achieving our long-term growth goals.”

“In 2011, while we do not expect a near-term recovery in U.S. residential investment and we are not forecasting any major outage events, we do expect growth from our residential products through additional new product introductions and increased domestic and international distribution. For our commercial and industrial products, we anticipate continued strength in 2011 led by increasing demand across certain end markets, improving market share and expanding distribution into new geographies. We are anticipating higher input costs in 2011 as a result of rising commodity prices and continued weakness in the US dollar.  We intend to offset these higher costs with selective price increases and continued focus on cost reduction. As a result, we remain optimistic that we can deliver moderate sales growth overall in 2011 while maintaining attractive gross margins and continuing to invest prudently in our operating infrastructure to support our long-term strategic growth plans.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00am EST on Friday, February 18, 2011 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 383-8003 (domestic) or +1 (617) 597-5330 (international) and entering passcode 82911389.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials will be made available on the Company’s website prior to the start of the call.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson Reuters' individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (http://www.streetevents.com), a password-protected event management site.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 80572047. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac's power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability of quality raw materials and key components used in producing Generac products;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented. The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of November 10, 2006.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, and certain non-cash gains.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$161,041	$153,964	$592,880	$588,248
Costs of goods sold	97,209	90,320	355,523	352,398
Gross profit	63,832	63,644	237,357	235,850

Operating expenses:
Selling and service	14,538	14,960	57,954	59,823
Research and development	3,916	3,090	14,700	10,842
General and administrative	6,107	3,175	22,599	14,713
Amortization of intangibles	13,063	13,097	51,808	51,960
Total operating expenses	37,624	34,322	147,061	137,338
Income from operations	26,208	29,322	90,296	98,512

Other (expense) income:
Interest expense	(6,645)	(17,210)	(27,397)	(70,862)
Investment income	63	116	235	2,205
Gain on extinguishment of debt	–	–	–	14,745
Write-off of deferred financing costs related to debt extinguishment	(629)	–	(4,809)	–
Other, net	(314)	(265)	(1,105)	(1,206)
Total other expense, net	(7,525)	(17,359)	(33,076)	(55,118)

Income before provision for income taxes	18,683	11,963	57,220	43,394
Provision for income taxes	70	15	307	339
Net income	18,613	11,948	56,913	43,055

Preferential distribution to:
Series A preferred stockholders	–	(4,330)	(2,042)	(14,151)
Class B common stockholders	–	(25,983)	(12,133)	(100,191)
Beneficial conversion - see note (1)	–	–	(140,690)	–
Net income (loss) attributable to common stockholders (formerly Class A common stockholders)	$18,613	$(18,365)	$(97,952)	$(71,287)

Net income (loss) per common share - basic (2):
Common stock (formerly Class A common stock)	$0.28	$(10,616)	$(1.65)	$(41,111)
Class B common stock	n/a	$1,082	$4,497	$4,171

Net income (loss) per common share - diluted (2):
Common stock (formerly Class A common stock)	$0.28	$(10,616)	$(1.65)	$(41,111)
Class B common stock	n/a	$1,082	$4,497	$4,171

Weighted average common shares outstanding - basic (2):
Common stock (formerly Class A common stock)	67,094,441	1,730	59,364,958	1,734
Class B common stock	n/a	24,018	2,698	24,018

Weighted average common shares outstanding - diluted (2):
Common stock (formerly Class A common stock)	67,275,465	1,730	59,364,958	1,734
Class B common stock	n/a	24,018	2,698	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the first quarter 2010 as a result of Generac's corporate reorganization and IPO. See discussion of Generac's equity structure and corporate reorganization in the 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2) 2010 Net income (loss) per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$78,583	$161,307
Accounts and notes receivable, less allowance for doubtful accounts of $723 in 2010 and $1,981 in 2009	63,154	54,130
Inventories	127,137	123,700
Prepaid expenses and other assets	3,645	5,880
Total current assets	272,519	345,017

Property and equipment, net	75,287	73,374

Customer lists, net	96,944	134,674
Patents, net	84,933	92,753
Other intangible assets, net	6,483	7,791
Deferred financing costs, net	5,822	13,070
Trade names	140,050	144,407
Goodwill	527,148	525,875
Other assets	697	282
Total assets	$1,209,883	$1,337,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$41,809	$33,639
Accrued wages and employee benefits	6,833	6,930
Other accrued liabilities	38,043	52,326
Current portion of long-term debt	–	39,076
Total current liabilities	86,685	131,971

Long-term debt	657,229	1,052,463
Other long-term liabilities	24,902	17,418
Total liabilities	768,816	1,201,852

Class B convertible voting common stock, par value $0.01, 110,000 shares authorized, 0 and 24,018 shares issued at December 31, 2010 and 2009, respectively	–	765,096
Series A convertible non-voting preferred stock, par value $0.01, 30,000 shares authorized, 0 and 11,311 shares issued at December 31, 2010 and 2009, respectively	–	113,109

Stockholders’ equity (deficit):
Common stock (formerly Class A common stock), par value $0.01, 500,000,000 shares authorized, 67,524,596 and 1,617 shares issued at December 31, 2010 and 2009, respectively	675	–
Additional paid-in capital	1,133,918	2,394
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(481,658)	(538,571)
Accumulated other comprehensive loss	(9,752)	(4,492)
Stockholder notes receivable	–	(29)
Total stockholders’ equity (deficit)	441,067	(742,814)

Total liabilities and stockholders’ equity	$1,209,883	$1,337,243

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Year Ended December 31,
	2010	2009
	(Unaudited)	(Audited)
Operating activities
Net income	$56,913	$43,055
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	7,632	7,715
Amortization	51,808	51,960
Gain on extinguishment of debt	–	(14,745)
Write-off of deferred financing costs related to debt extinguishment	4,809	–
Amortization of deferred finance costs	2,439	3,417
Amortization of unrealized loss on interest rate swaps	–	24,222
Provision for losses on accounts receivable	(124)	227
Loss on disposal of property and equipment	56	41
Share-based compensation expense	6,363	38
Net changes in operating assets and liabilities:
Accounts receivable	(8,621)	11,779
Inventories	(3,151)	280
Other assets	1,177	(1,739)
Accounts payable	7,896	(20,886)
Accrued wages and employee benefits	(197)	1,280
Other accrued liabilities	(12,519)	(32,037)
Net cash provided by operating activities	114,481	74,607

Investing activities
Proceeds from sale of property and equipment	76	69
Expenditures for property and equipment	(9,631)	(4,525)
Collections on receivable notes	–	105
Acquisition of business, net of cash acquired	(1,649)	–
Net cash used in investing activities	(11,204)	(4,351)

Financing activities
Stockholders’ contributions of capital – Series A preferred stock	–	20,000
Payment of expenses incurred in advance of stock issuance	–	(678)
Proceeds from issuance of common stock	248,309	–
Payment of short-term and long-term debt	(434,310)	(9,500)
Net cash (used in) provided by financing activities	(186,001)	9,822

Net (decrease) increase in cash and cash equivalents	(82,724)	80,078
Cash and cash equivalents at beginning of period	161,307	81,229
Cash and cash equivalents at end of period	$78,583	$161,307

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA
reconciliation	Three months ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$18,613	$11,948	$56,913	$43,055
Interest expense	6,645	17,210	27,397	70,862
Depreciation and amortization	14,918	14,994	59,440	59,675
Income taxes provision	70	15	307	339
Non-cash impairment and other charges (1)	(144)	(203)	(361)	(1,592)
Non-cash share-based compensation expense (2)	1,728	-	6,363	-
Write-off of deferred financing costs related to debt extinguishment	629	-	4,809	-
Transaction costs and credit facility fees	169	20	1,019	1,188
Non-cash gains (3)	-	-	-	(14,745)
Other	118	97	362	305
Adjusted EBITDA	$42,746	$44,081	$156,249	$159,087

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards issued in connection with Generac's initial public offering over their respective vesting periods.

(3) Includes gains on extinguishment of debt.

Net income to Adjusted net income
reconciliation	Three months ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$18,613	$11,948	$56,913	$43,055
Provision for income taxes	70	15	307	339
Income before provision for income taxes	18,683	11,963	57,220	43,394
Amortization of intangible assets	13,063	13,097	51,808	51,960
Amortization of deferred loan costs	569	855	2,439	3,417
Write-off of deferred financing costs related to debt extinguishment	629	-	4,809	-
Gain on extinguishment of debt	-	-	-	(14,745)
Adjusted net income before provision for income taxes	32,944	25,915	116,276	84,026
Cash income tax expense	(9)	6	(404)	(383)
Adjusted net income	$32,935	$25,921	$115,872	$83,643

Adjusted net income per common share - diluted (4):	$0.49	n/m	n/m	n/m

Weighted average common shares outstanding - diluted (4):	67,275,465	n/m	n/m	n/m

(4) pre-IPO share and per share data is not meaningful due to the corporate reorganization which occurred in conjunction with the IPO during the first quarter of 2010.

Free Cash Flow Reconciliation
	Three months ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$31,360	$29,476	$114,481	$74,607
Expenditures for property and equipment	(5,307)	(1,623)	(9,631)	(4,525)
Free Cash Flow	$26,053	$27,853	$104,850	$70,082

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064